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                                                                 Exhibit 10.12.1


                      MODIFICATION OF EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and entered into as of this 1st day of January, 2003, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Robert A. Moran, of 206 Asheton Way, Simpsonville, SC 29681 (the "Executive").

         WHEREAS, the Corporation now employs the Executive pursuant to an Employment Agreement dated as of November 19, 1991, (the "Employment Agreement") and a Change in Control Agreement dated as of February 26, 1999 (the "Change in Control Agreement") as amended; and

         WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive will terminate his employment with the Corporation and be entitled to receive certain benefits under the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective November 1, 1995 (the "SERP") as further described below;

         NOW, THEREFORE, the parties hereto agree to the following:

1. Change in Control. The Change in Control Agreement is hereby terminated as of December 31, 2002.

2. Employment Agreement. The Employment Agreement is hereby modified as follows:

         (a) Term. Section 2 of the Employment Agreement is amended in its entirety to read as follows:

                  "2. Term. The term of this Agreement will end on June 30, 2004, unless sooner terminated by the Executive's death, except that Sections 6, 7, 9, 10, 11, 13 and 14 shall continue in accordance with their terms."

         (b) Position and Duties. Section 3 of the Employment Agreement is amended by adding the following at the end thereof:

                           "Throughout the term hereof, the Executive will have the employment status of an exempt employee. The Executive is relieved, as of January 1, 2003, of the obligation to devote his full working time to the performance of duties under this Agreement, but shall, during the remaining term hereof, be an employee of the Corporation notwithstanding Executive's leave-of-absence status. During the term


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                           of this Agreement, the Executive shall be available
                           to provide advisory, consultative and similar services with respect to the Corporation's business, and such additional services as are described in Sections 6.02(a) and 6.02(c) of the SERP.

         (c) Compensation and Benefits. Section 5 of the Employment Agreement is amended in its entirety to read as follows:

                  "5.      Compensation and Benefits.

                  (a) Base Salary. The Corporation will pay to the Executive a base salary at his annual rate as fixed from time to time until December 31, 2002, and thereafter at the annual rate of $275,000, in substantially equal monthly installments on the Corporation's regular pay dates, through December 31, 2004. All applicable taxes and other authorized deductions will be deducted from each paycheck. If the Executive should die prior to December 31, 2004, any base salary amounts remaining unpaid for such period will be paid to the Executive's estate.

                  (b) Bonus Plan. In addition to base salary, the Executive will be entitled, upon taking leave of absence status as provided in Section 3, to a severance bonus equivalent payment of $382,750, which is equal to 36/12 times the bonus amount paid for calendar year 2001. Such amount shall be paid in three annual successive installments of $127,586 beginning on January 31, 2003, and ending on January 31, 2005, subject to all applicable withholding requirements. This bonus is in lieu of any bonus for which the Executive may be or may have been eligible under the Corporation's 2002, 2003 or 2004 Annual Incentive Plans. The Executive will be eligible to receive a mandatory and/or discretionary award, if any are paid, under the 2000-2002 Long Term Incentive Plan based upon thirty-six (36) months' of participation. Such award, if any is due, will be paid at the time other plan participants are paid. The Executive will not be eligible to receive an award under any long term incentive plan applicable to any period of time after December 31, 2002.

                  (c) Benefit Plans. From and after December 31, 2002, through December 31, 2004, the Executive shall not be entitled to coverage under the Corporation's disability or business travel accident benefit plans but will be eligible to continue to participate in the Corporation's various other benefit plans and programs (subject to Section 3 below as to pension benefits). The Executive will continue to be responsible for all required employee contributions.


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                           The value of the Executive's "Bank Account" (as that
                           term is defined in the Corporation's Compensatory Benefits Plan) as of December 31, 2004, shall be paid to the Executive in a lump sum (subject to applicable deductions) on or about January 31, 2005.

                  (d) Vacations. The Executive will be entitled to be paid on December 31, 2002 for all vacation accrued as of December 31, 2002 for calendar year 2003 (five weeks), but will no longer accrue vacation from and after December 31, 2002.

                  (e) Perquisites. The Executive will no longer be entitled to executive perquisites as of December 31, 2002, except for reimbursement for tax preparation or financial planning services for calendar year 2002, up to the maximum amounts allowed under the Corporation's reimbursement policy. All charitable contributions made by the Executive through December 31, 2002, shall qualify under the Corporation's Matching Gifts to Education or Cultural Organizations. The Executive's charitable contributions shall not qualify for such programs after December 31, 2002."

         (d) Severance Pay. Section 8 of the Employment Agreement is amended in its entirety to read as follows:

                  "8. Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from January 1, 2003, through December 31, 2004. This terminal paid leave of absence is in lieu of any severance pay the Executive would otherwise be entitled to. The Executive's entitlement to benefits, or payments under the Corporation's health, life insurance, retirement, stock option, equity participation rights, and savings (but not disability or business travel accident insurance) plans, policies or arrangements shall not, except as otherwise required in the Modification of Employment Agreement dated as of January 1, 2003, between the Executive and the Corporation, or by law or regulation, be affected by the Executive's leave of absence status and shall continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the term of this Agreement."

         (e) Governing Law. Section 11 of the Employment Agreement is amended in its entirety to read as follows:

                  "11.  Governing Law.

                  This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware."



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         (f)      Ratification. In all other respects, except as herein
                  provided, the Employment Agreement (specifically, without limitation, Sections 6, 7, 9, 10, 13 and 14), is hereby ratified and confirmed.

3. Pension Benefits.

         (a) The period of the terminal leave of absence is intended to be included within the definition of "Years of Service" in the SERP and of "Benefit Service" in the Bowater Incorporated Retirement Plan (the "Qualified Plan") and the Bowater Incorporated Benefit Equalization Plan (the "Equalization Plan") and compensation paid under Section 5(a) and (b) of the Employment Agreement as amended hereunder, (not including any Award paid under the Long Term Incentive Plan or the bonus equivalent payment to be made on January 31, 2005) during the terminal leave of absence is intended to be included within the definition of "Compensation" in the SERP and in the Qualified Plan and Equalization Plan.

         (b) As of December 31, 2004, and assuming the Executive survives until such date, subject to the Executive signing and not later revoking a Waiver and Release Agreement as further described in Section 9, and assuming a proper election is made, the Executive shall be entitled to a lump sum payment of his SERP and Equalization Plan benefits as of such date, calculated using a seven (7) percent interest rate and the mortality table defined in Internal Revenue Code Section 417(e)(3)(A)(ii)(I).

4. Stock Options and EPRs. From and after December 31, 2002, the Executive will not be eligible to receive any stock option or equity participation right awards. The terminal leave of absence will not interrupt or terminate employment for purposes of determining the Executive's continued eligibility to become vested in, and to exercise, options awarded pursuant to the Corporation's stock option and equity participation rights plans In accordance with the applicable stock option and equity participation right plans and assuming the Executive elects retirement commencing January 1, 2005, the expiration date for the Executive's stock option and equity rights participation awards shall be the earlier of (i) December 31, 2009, or (ii) the original expiration date of the applicable stock option or EPR Award. In the event of the Executive's death prior to such dates, different expiration dates shall be determined in accordance with the terms of the applicable plans.

5. Nondisclosure and Confidentiality Obligations.

         (a) The Executive agrees not to take any actions or make any statements to the public, future employers, business associates, clients, customers, the media, current, former or future employees, or any other third party



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                  whatsoever that reflect negatively on the Corporation, its officers, directors or employees, and not to express any opinions concerning the Corporation, its affiliates, officers, directors, shareholders, employees and/or its operations that shall reflect negatively upon same. Further, the Executive confirms his agreement to comply with the provisions of
                  Section 6 of the Employment Agreement and Section 6.02(d) of the SERP indefinitely.

         (b) Furthermore, the terms of the Employment Agreement and this Modification are confidential and the Executive and the Corporation agree not to disclose them to any entity, organization or person, including any employee or former employee of the Corporation, except that (i) the Executive may disclose them to his spouse, his attorney or accountant, or as necessary to enforce his rights hereunder, or as required by law, and (ii) the Corporation may (A) disclose them to the employees of the Corporation or its advisors who have a need to know such terms in order to implement the Modification Agreement or (B) make any necessary regulatory filings.

         (c) Upon service on either party, or any one acting in his behalf, of an order or other legal process requiring him to divulge information prohibited from disclosure hereunder or under the Employment Agreement, such party shall immediately inform the other party of such service and the nature of any testimony or information sought to be provided pursuant to such order or process.

         6. Office Equipment and Property of the Corporation. All property of the Corporation such as documents, files, portable computers, palm pilots, portable telephones and credit cards, must be returned to the Corporation, and all outstanding credit card balances repaid, by December 31, 2002. Except as otherwise provided in this Agreement, the Executive shall submit all business expense reimbursement requests no later than December 31, 2002.

         7. Resignations. The Executive shall resign from all offices or positions in which he presently serves on behalf of the Corporation by no later than December 31, 2002.

         8. Availability in Certain Circumstances. The Executive agrees to make himself reasonably available to the Corporation in connection with any pending or future governmental or regulatory investigation, civil or administrative proceeding or arbitration, subject to any privileges the Executive may have and to his other personal and business commitments. The Corporation will reimburse the Executive for all reasonable costs and expenses incurred by him in connection with any such investigation, proceeding or arbitration.


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         9. Effectiveness Contingent Upon Release. This Modification shall not be effective unless and until the Executive has executed a certain Waiver and Release Agreement (the "Release Agreement") in the form attached as Exhibit I, and the seven-day revocation period provided for therein has expired. If the Corporation shall believe in good faith that the Executive has breached the terms of the Release Agreement, this Modification or the Employment Agreement (specifically Section 6) and the Executive fails to cure such breach within thirty (30) days after notice of such breach is given to the Executive, then, upon written notice from the Corporation, this Modification Agreement shall immediately become null and void, and be deemed canceled and the Corporation shall be entitled to recover from the Executive all amounts previously paid to him hereunder (except $500).

         10. Governing Law. This Modification of Employment Agreement shall be governed by the substantive laws of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

BOWATER INCORPORATED


By:     /s/ David M. Maffucci                      /s/ Robert A. Moran
        ---------------------------------          -------------------
Name:   David M. Maffucci                          Robert A. Moran
        ---------------------------------
Title:  Executive Vice President and               Date signed: 12/15/2002
        ---------------------------------                       ----------
        Chief Executive Officer
        ---------------------------------

Date signed: 12/16/2002
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